Exhibit 10.6
TERM SHEET FOR $1,000,000.00 LINE OF CREDIT

Lender:	[REDACTED]
Borrower:	Diamondhead Casino Corporation (“DHCC”)
Description of Loan:	Type: Draw Down Line of Credit (LOC)
Maturity:	November 1, 2012
Interest:	9% per annum calculated on the number of days advances are outstanding using a 365 day year.
Repayment:	Interest only on outstanding principal amount of the Loan shall be due and payable quarterly. All outstanding principal, interest, fees, charges and other amounts are due at Maturity.
Advances:	In increments of not less than $50,000.00 with 5 business days notice given either by email, U.S. mail, or by fax.
Collateral:	None-LOC will be unsecured.
Up Front Inducement:	Upon execution of this Agreement, Lender will be entitled to 50,000 options to purchase common stock of DHCC at $1.75 per share.
Stock Option:	In addition to the Up Front Inducement, Lender shall have the right to purchase a maximum of 250,000 shares of common, stock of DHCC at a purchase price of $1.75 per share based upon the amount drawn down by Borrower. For example, if the Borrower borrows only $500,000.00 of the $1,000,000.00 LOC, then the Lender would have the right to purchase shares of DHCC common stock based on the proportional amount borrowed ($500,000 divided by $1,000,000 x 250,000 shares equals 125,000 shares.) The Stock Purchase Option shall contain piggyback registration rights and anti-dilution provisions. All 300,000 options herein shall be exercisable prior to repayment in full by Borrower of the amount borrowed.

Governing Law:	Loan document shall be governed by Maryland law.

BORROWER:	LENDER:

/s/ Deborah A. Vitale Diamondhead Casino Corporation	[REDACTED]
By: Deborah A. Vitale, President
Date: 10/22/08	Date:10/21/08